EXHIBIT 5.1

November 6, 2025

Matrix Service Company
15 East 5th Street, Suite 1100
Tulsa, OK 74103

Re:    Matrix Service Company 2026 Employee
Stock Purchase Plan (the “ESPP”) and Matrix Service Company Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”)

Ladies and Gentlemen,

We have examined the Registration Statement on Form S-8 to be filed by Matrix Service Company, a Delaware corporation (the “Company”), on November 6, 2025 with the Securities and Exchange Commission in connection with the proposed issuance of (i) up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Plan, and (ii) up to 125,000 shares of Common Stock pursuant to the Deferred Compensation Plan and (iii) up to $2,010,000 of deferred compensation obligations (“Deferred Compensation Obligations”), which represent general unsecured obligations of the Company pursuant to the Deferred Compensation Plan.

We have also examined the Company’s Certificate of Incorporation, Bylaws, the Plan, resolutions of the Board of Directors of the Company, and such other Company records, instruments, certificates, and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that (i) the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the ESPP, will constitute validly issued, fully paid, and nonassessable shares of the Company, and (ii) as and when established in accordance with the terms of the Deferred Compensation Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Deferred Compensation Plan. Our opinion is subject to the limitations, if any, of Title 11 of the United States Code, as amended, and of applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Best regards,

/S/ McAfee & Taft A Professional Corporation